Exhibit 5.

                             RICHARDSON & PATEL LLP
                            10900 Wilshire Boulevard
                                    Suite 500
                          Los Angeles, California 90024
                            Telephone (310) 208-1182
                            Facsimile (310) 208-1154

                               September 25, 2006

Board of Directors
Swiss Medica, Inc.
375 Britannia Road East, Unit B
Mississauga, Ontario, Canada
L4Z 3E2

      Re:   2006 Equity Incentive Plan (the "Plan")
            ---------------------------------------

Gentlemen:

      We have acted as counsel to Swiss Medica, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 15,000,000 shares of the Company's common stock, $.001 par value (the "Shares").

      In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

      Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

      We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.


                           /s/ Richardson & Patel, LLP